EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Acusphere Receives Letter from NASDAQ Citing Non-Compliance with Minimum Bid Price Rules

Watertown, MA, January 11, 2008 – Acusphere Inc. (NASDAQ: ACUS) announced today that on January 10, 2008, it received a letter from The NASDAQ Stock Market LLC advising that, for the previous 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5).

This notification has no effect on the listing of the common stock at this time, and it will continue to trade on the NASDAQ Global Market under the symbol ACUS.

The Company can regain compliance if, at any time before July 8, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. If at any time before July 8, 2008, the bid price of Acusphere’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the Company has achieved compliance with Marketplace Rule 4450(a)(5).

If Acusphere does not regain compliance with the minimum bid price requirement by July 8, 2008, the NASDAQ staff will provide the Company with written notification that the Common Stock will be delisted from the NASDAQ Global Market. At that time, the Company may appeal the delisting determination to a NASDAQ Listings Qualifications Panel pursuant to applicable NASDAQ rules. Alternatively, NASDAQ Marketplace Rule 4450(i) may permit the Company to transfer the Common Stock to the NASDAQ Capital Market if the Common Stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. In the event of such a transfer, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™

(Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. In May 2007 we announced the results of our Phase 3 pivotal trials for Imagify. We are currently working towards submitting an NDA (New Drug Application) for Imagify. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

The above press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding possible delisting from the NASDAQ Global Market.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT: Conway Communications
Mary T. Conway, 617-244-9682
or
Acusphere, Inc.
Investors: 617-925-3444
IR@acusphere.com
or
Media: 617-648-8800